Exhibit 3(a)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ALBANY INTERNATIONAL CORP.
(Originally incorporated on July 24, 1987
under the name ALBINT INC.)
Article I - NAME
The name of the corporation (hereinafter referred to as “the Corporation”) is Albany International Corp.
Article II - REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Delaware is 3411 Silverside Road, Tatnall Building, #104, City of Wilmington, County of New Castle Delaware 19810. The name of the registered agent of the Corporation at such address is United Agent Group Inc.
Article III - PURPOSE
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
Article IV - CAPITAL STOCK
Section 1.Authorized Capital Stock. The aggregate number of shares which the Corporation shall have the authority to issue shall be One Hundred and Two Million (102,000,000), consisting of One Hundred Million (100,000,000) shares of Class A Common Stock having a par value of One-Tenth of One Cent ($.001) per share and Two Million (2,000,000) shares of Preferred Stock having a par value of Five Dollars ($5.00) per share.
Section 2.Class A Common Stock.
a.Voting. Except as otherwise provided in Section 4 of this Article IV and except as required by law or as determined by the Board of Directors pursuant to Section 3 of this Article IV, each outstanding share of Class A Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote.
b.Dividends.
Subject to all of the rights of the Preferred Stock, dividends may be paid upon the Class A Common Stock as and when declared by the Board of Directors out of any funds legally available therefor.
c.Liquidation Rights.
Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled or such other provision shall have been made for the holders of the Preferred Stock of each series as may have been determined by the Board of Directors pursuant to its authority to determine, before issuance, the rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation of series of the Preferred Stock, the remaining net assets of the Corporation shall be distributed to holders of Class A Common Stock.

Section 3.Preferred Stock.
a.The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series of Preferred Stock and, subject to the provisions hereof and to the limitations prescribed by law, the Board of Directors is hereby authorized from time to time prior to the issuance thereof to fix the number of shares which shall constitute each such series and to fix the designation and relative rights, preferences and limitations of such series, subject to the limitation that, if the stated dividends and amounts payable on liquidation are not paid in full, the outstanding shares of all series of Preferred Stock shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. The authority of the Board of Directors with respect to each series shall include, but shall not be limited to, determination of the following:
i.the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed Two Million (2,000,000);
ii.the annual dividend rate on shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates;
iii.whether the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption which amount may vary under different conditions and at different redemption dates;
iv.the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund or otherwise;
v.whether shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
vi.whether the shares of such series shall have voting rights, in addition to the voting rights provided by law or as are set forth in this certificate of incorporation, and, if so, the terms of such voting rights;
vii.the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
viii.any other relative rights, preferences and limitations of such series;
ix.the Board of Directors is authorized from time to time to increase the number of shares constituting any series. For the foregoing purposes, the Board of Directors is hereby authorized to cause the execution of any certificate required by law and the filing of the same in the office of the Secretary of State of the State of Delaware;
x.subject to the designation and relative rights, preferences and limitations of each series of Preferred Stock, each share of Preferred Stock shall be equal to every other share regardless of series; and
xi.the shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon may be cumulative.
Section 4.Voting by Holders of Preferred Stock.
a.whenever dividends on the Preferred Stock of any series in an aggregate amount at least equal to six full quarterly dividends (which need not be consecutive) on such series shall not be paid, the holders of the outstanding Preferred Stock of all series shall have the special right, voting separately as a single class, to elect two directors of the Corporation, at the next succeeding annual meeting of shareholders (and at each succeeding annual meeting of shareholders thereafter until such right shall terminate as hereinafter provided);
b.at each meeting of shareholders at which the holders of the Preferred Stock of all series shall have the special right, voting separately as a single class, to elect directors as provided in this Section 4, the presence in person or by proxy of the holders of record of one-third of the total number of shares of the Preferred Stock of all series then issued and outstanding shall be necessary and sufficient to constitute a quorum of such class for such election by such shareholders as a class;
c.each director elected by the holders of the Preferred Stock of all series voting separately as a single class as provided in this Section 4 shall hold office until the annual meeting of shareholders next succeeding his election and until his successor, if any, is elected by such holders and qualified;
d.in case any vacancy shall occur among the directors elected by the holders of the Preferred Stock of all series voting separately as a single class as provided in this Section 4, such vacancy may be filled for the unexpired portion of the term by vote of the single remaining director theretofore elected by such shareholders, or his successor in office, or by the vote of such shareholders given at a special meeting of such shareholders called for the purpose;
e.whenever all dividends accrued and unpaid on the Preferred Stock of all series having cumulative dividends shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and provided for, and, if dividends on any series of Preferred Stock shall not be cumulative, if and when such dividends shall have been paid regularly for one year or declared and provided for, the right of the holders of the Preferred Stock of all series, voting separately as a single class, to elect directors as provided in this Section 4 shall terminate at the next succeeding annual meeting of shareholders, but subject always to the same provisions for the vesting of such special right of the holders of the Preferred Stock of all series, voting separately as a single class, to elect directors in the case of future unpaid dividends as hereinabove set forth; and
f.in any case in which the holders of the Preferred Stock shall be entitled to vote separately as a single class pursuant to the provisions of this Section 4 or pursuant to law, each holder of Preferred Stock of any series shall be entitled to one vote for each such share held.

Article V- LIABILITY OF DIRECTORS
To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director.
Article VI - BY-LAWS
In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors is expressly authorized to adopt, amend and repeal by-laws of the Corporation not inconsistent with provisions of law or this certificate of incorporation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 16th day of May, 2023.

ALBANY INTERNATIONAL CORP.

By:    /s/ A. William Higgins
    Name: A. William Higgins
    Title: Chief Executive Officer